Exhibit 1(c)

                          CITIFUNDS FIXED INCOME TRUST

                          FORM OF AMENDED AND RESTATED
                   ESTABLISHMENT AND DESIGNATION OF SERIES OF
                      SHARES OF BENEFICIAL INTEREST (WITHOUT PAR VALUE)


      Pursuant to Section 6.9 of the Declaration of Trust, dated June 23, 1986, as amended (the "Declaration of Trust"), of CitiFunds Fixed Income Trust (formerly, Landmark Fixed Income Funds) (the "Trust"), the undersigned, being a majority of the Trustees of the Trust, do hereby amend and restate the Trust's existing Establishment and Designation of Series of Shares of Beneficial Interest (without par value) in order to add an additional series of the Trust. No other changes to the special and relative rights of the existing series are intended by this amendment and restatement.

      1. The series shall be as follows:

         The new series of the Trust shall be designated as "CitiFunds
           Diversified Income Portfolio."

         The other existing series of the Trust are as follows:
           "CitiFunds Intermediate Income Portfolio" and
           "CitiFunds Short-Term U.S. Government Income Portfolio."

      2. Each series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of each series. Each Share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of that series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to such series, and shall be entitled to receive its pro rata share of the net assets of such series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

      3. Shareholders of each series shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to each series as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rule, and by the Declaration of Trust.

      4. The assets and liabilities of the Trust shall be allocated to each series as set forth in Section 6.9 of the Declaration of Trust.

      5. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created or otherwise to change the special and relative rights of any such series.

      IN WITNESS WHEREOF, the undersigned have executed this Establishment and Designation of Series on separate counterparts this _____ day of __________, 1998.



_____________________________       _____________________________
PHILIP W. COOLIDGE                  RILEY C. GILLEY
As Trustee and Not Individually     As Trustee and Not Individually



_____________________________       _____________________________
DIANA R. HARRINGTON                 SUSAN B. KERLEY
As Trustee and Not Individually     As Trustee and Not Individually



_____________________________       _____________________________
C. OSCAR MORONG, JR.                E. KIRBY WARREN
As Trustee and Not Individually     As Trustee and Not Individually



_____________________________
WILLIAM S. WOODS, JR.
As Trustee and Not Individually